SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 5) (1)


                     SPIROS DEVELOPMENT CORPORATION II, INC.
                                (Name of Issuer)


                                      UNITS
                         (Title of Class of Securities)


                                    848935201
                                 (CUSIP Number)

                                Thomas F. Steyer
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                FEBRUARY 10, 1999
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

               Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)

                               Page 1 of 44 Pages
                         Exhibit Index Found on Page 43

-----------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      175,900
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      175,900
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         175,900
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.8 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      189,500
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      189,500
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         189,500
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.0 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners II, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         California
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      112,000
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      112,000
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         112,000
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.8 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Institutional Partners III, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      197,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      197,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         197,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         3.1 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Tinicum Partners, L.P.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         WC, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         New York
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      16,400
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      16,400
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         16,400
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.3 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         PN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Capital Management, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      406,600
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      406,600
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         406,600
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IA, OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Farallon Partners, L.L.C.
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      691,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      691,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         691,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         OO
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Enrique H. Boilini
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         Argentina
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         David I. Cohen
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Joseph F. Downes
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Duhamel
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Fleur E. Fairman
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      691,200
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      691,200
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         691,200
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         10.9 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Jason M. Fish
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Andrew B. Fremder
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Richard B. Fried
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         William F. Mellin
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Stephen L. Millham
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Meridee A. Moore
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 19 of 44 Pages

                                       13D
===============================
CUSIP No. 848935201
===============================

---------======================================================================
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas F. Steyer
---------======================================================================
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [   ]

                                                                     (b) [ X ]
---------======================================================================
   3     SEC USE ONLY

---------======================================================================
   4     SOURCE OF FUNDS*

         AF, OO
---------======================================================================
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) OR 2(e)                                        [   ]

---------======================================================================
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
----------------------=========================================================
   NUMBER OF      7   SOLE VOTING POWER

    SHARES            -0-
                ------=========================================================
 BENEFICIALLY     8   SHARED VOTING POWER
   OWNED BY
                      1,097,800
                ------=========================================================
     EACH         9   SOLE DISPOSITIVE POWER

   REPORTING          -0-
                ------=========================================================
  PERSON WITH    10   SHARED DISPOSITIVE POWER

                      1,097,800
----------------------=========================================================
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,097,800
---------======================================================================
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
         CERTAIN SHARES*                                             [   ]

---------======================================================================
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         17.4 %
---------======================================================================
   14    TYPE OF REPORTING PERSON*

         IN
---------======================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 20 of 44 Pages

      This Amendment No. 5 to Schedule 13D amends the Schedule 13D initially filed on December 29, 1997 (collectively, with all amendments thereto, the "Schedule 13D").

Item 2.  Identity and Background.

      Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

      (a) This statement is filed by: (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Units (and corresponding Shares) held by it; (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Units (and corresponding Shares) held by it: (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Units (and corresponding Shares) held by it; (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Units (and corresponding Shares) held by it; (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"; collectively with FCP, FCIP, FCIP II and FCIP III, the "Partnerships"), with respect to the Units (and corresponding Shares) held by it; (vi) Farallon Capital Management, L.L.C., a Delaware limited liability company ("FCMLLC"), with respect to the Units (and corresponding Shares) held by Farallon Capital Offshore Investors, Inc., a British Virgin Islands corporation ("Offshore"), and certain other accounts managed by FCMLLC (together with Offshore, the "Managed Accounts" (2)); (vii) Farallon Partners, L.L.C., a Delaware limited liability company ("FPLLC"), with respect to the Units (and corresponding Shares) held by each of the Partnerships; (viii) each of Enrique H. Boilini ("Boilini"), David I. Cohen ("Cohen"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Jason M. Fish ("Fish"), Andrew B. Fremder ("Fremder"), Richard B. Fried ("Fried"), William F. Mellin ("Mellin"), Stephen L. Millham

-----------
      2 Of the Units (and corresponding Shares) reported by FCMLLC on behalf of the Managed Accounts, 50,600 Units (and corresponding Shares) (equal to approximately 0.8 % of the total Units currently outstanding) are held by The Absolute Return Fund of The Common Fund, a non-profit corporation whose principal address is 450 Post Road East, Westport, Connecticut 06881.

                               Page 21 of 44 Pages

("Millham"), Meridee A. Moore ("Moore") and Thomas F. Steyer ("Steyer"), with respect to the Units (and corresponding Shares) held by each of the Partnerships and the Managed Accounts; and (ix) Fleur E. Fairman ("Fairman") with respect to the Units (and corresponding Shares) held by each of the Partnerships (FCP, FCIP, FCIP II, FCIP III, Tinicum, FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer shall collectively be referred to hereafter as the "Reporting Persons").

      The name, address, principal business, citizenship or state of organization, executive officers, directors and controlling persons of FCMLLC and FPLLC are set forth on Annex 1 hereto. The Units (and corresponding Shares) reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Units (and corresponding Shares). Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Units (and corresponding Shares).

      (b) The address of the principal business and principal office of (i) the Partnerships, FCMLLC and FPLLC is One Maritime Plaza, Suite 1325, San Francisco, California 94111, and (ii) Offshore is Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands.

      (c) The principal business of each of the Partnerships and Offshore is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal

                               Page 22 of 44 Pages
business of FPLLC is to act as the general partner (the "General Partner") of the Partnerships. The principal business of FCMLLC is that of a registered investment adviser.

      (d) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

      (e) None of the Partnerships, FCMLLC, FPLLC, Offshore or any of the persons listed on Annex 1 hereto has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, was, or is subject to, a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds and Other Consideration.

      Item 3 of the Schedule 13D is amended and supplemented by the following:

      The net investment cost (including commissions) is approximately $544,320.84 for the 56,900 Units (and corresponding Shares) acquired by FCP since the filing of the prior Schedule 13D, approximately $521,640.47 for the 55,000 Units (and corresponding Shares) acquired by FCIP since the filing of the prior Schedule 13D, approximately $99,544.98 for the 10,400 Units (and corresponding Shares) acquired by FCIP II since the filing of the prior Schedule 13D, approximately $111,165.14 for the 12,100 Units (and corresponding Shares) acquired by FCIP III since the filing of the prior Schedule 13D, approximately $45,300.35 for the 4,900 Units (and corresponding Shares) acquired by Tinicum since the filing of the prior Schedule 13D and approximately $973,728.82 for the 106,200 Units (and corresponding Shares) acquired by the Managed Accounts since the filing of the prior Schedule 13D. (3)

-----------
      3 As the Shares currently trade as part of the Units, the reported cost is a per Unit cost. For purposes of the Schedule 13D, the net investment cost attributes all of the Unit cost to the related Share.

                               Page 23 of 44 Pages

      The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital; (ii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co.; and (iii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Units (and corresponding Shares).

Item 5.  Interest in Securities of the Issuer.

      Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

      A. Farallon Capital Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCP is incorporated herein by reference. The percentage amount set forth in Row 13 of such cover page and of each other cover page filed herewith as well as Footnote Two hereto is calculated based upon the 6,325,000 Units (and corresponding Shares) outstanding as of October 30, 1998, as reported by the Company in its Quarterly Report on Form 10-Q for the period ended September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998.

            (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC, and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

                               Page 24 of 44 Pages

            (e)   Not applicable.

      B. Farallon Capital Institutional Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP is incorporated herein by reference.

            (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) in the past 60 days are set forth on Schedule B hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      C. Farallon Capital Institutional Partners II, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP II is incorporated herein by reference.

            (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) in the past 60 days are set forth on Schedule C hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP II, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      D. Farallon Capital Institutional Partners III, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCIP III is incorporated herein by reference.

            (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the

                               Page 25 of 44 Pages

                  Units (and corresponding Shares) in the past 60 days are set forth on Schedule D hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of FCIP III, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      E. Tinicum Partners, L.P.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Tinicum is incorporated herein by reference.

            (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) in the past 60 days are set forth on Schedule E hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FPLLC as General Partner has the power to direct the affairs of Tinicum, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      F. Farallon Capital Management, L.L.C.

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for FCMLLC is incorporated herein by reference.

            (c) The trade dates, number of Units (and corresponding Shares) purchased or sold and the price per Unit (and per Share) for all purchases and sales of the Units (and corresponding Shares) by the Managed Accounts in the past 60 days are set forth on Schedule F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

            (d) FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FCMLLC.

                               Page 26 of 44 Pages

            (e)   Not applicable.

      G. Farallon Partners, L.L.C.

            (a),(b) The information set forth in rows 7, 8, 9, 10, 11, and 13 of the cover page hereto for FPLLC is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Steyer is the senior managing member of FPLLC and Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham and Moore are managing members of FPLLC.

            (e)   Not applicable.

      H. Enrique H. Boilini

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Boilini is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Boilini is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      I. David I. Cohen

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Cohen is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Cohen is a managing member of FCMLLC and FPLLC.

                               Page 27 of 44 Pages

            (e)   Not applicable.

      J. Joseph F. Downes

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Downes is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Downes is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      K. William F. Duhamel

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Duhamel is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Duhamel is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      L. Fleur E. Fairman

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fairman is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). Fairman is a managing member of FPLLC.

            (e)   Not applicable.

                               Page 28 of 44 Pages

      M. Jason M. Fish

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fish is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fish is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      N. Andrew B. Fremder

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fremder is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fremder is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      O. Richard B. Fried

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Fried is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Fried is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

                               Page 29 of 44 Pages

      P. William F. Mellin

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Mellin is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Mellin is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      Q. Stephen L. Millham

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Millham is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Millham is a managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      R. Meridee A. Moore

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Moore is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Moore is a managing member of FCMLLC and FPLLC.

                               Page 30 of 44 Pages

            (e)   Not applicable.

      S. Thomas F. Steyer

            (a),(b) The  information set forth in Rows 7, 8, 9, 10, 11 and 13 of the cover page hereto for Steyer is incorporated herein by reference.

            (c)   None.

            (d) FPLLC as General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Units (and corresponding Shares). FCMLLC, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Units (and corresponding Shares) held by the Managed Accounts. Steyer is the senior managing member of FCMLLC and FPLLC.

            (e)   Not applicable.

      The Units (and corresponding Shares) reported hereby for the Partnerships are owned directly by the Partnerships and those reported by FCMLLC on behalf of the Managed Accounts are owned directly by the Managed Accounts. Each of Boilini, Cohen, Downes, Duhamel, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer may be deemed, as a managing member of FPLLC and FCMLLC, to be the beneficial owner of all such Units (and corresponding Shares). Each of FPLLC and Fairman, as a managing member of FPLLC, may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Partnerships. FCMLLC may be deemed to be the beneficial owner of all such Units (and corresponding Shares) owned by the Managed Accounts. Each of FCMLLC, FPLLC, Boilini, Cohen, Downes, Duhamel, Fairman, Fish, Fremder, Fried, Mellin, Millham, Moore and Steyer hereby disclaims any beneficial ownership of any such Units (and corresponding Shares).

                               Page 31 of 44 Pages

Item 7.  Materials to be Filed as Exhibits.

      There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended.

                               Page 32 of 44 Pages

                                   SIGNATURES


      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 1999


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham,
                        and Meridee A. Moore.


      The Powers of Attorney executed by Boilini, Cohen, Downes, Fairman, Fish, Fremder, Mellin, Millham and Moore authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on September 26, 1997, by such Reporting Persons with respect to the Common Stock of Sphere Drake Holdings Limited, are hereby incorporated by reference. The Powers of Attorney executed by Duhamel and Fried authorizing Steyer to sign and file this
Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 1999, by such Reporting Persons with respect to the Callable Class A Common Shares of CliniChem Development Inc., are hereby incorporated by reference.

                               Page 33 of 44 Pages

                                                                         ANNEX 1


      Set forth below with respect to FCMLLC and FPLLC is the following: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of FCMLLC and FPLLC is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.    (a)   Farallon Capital Management, L.L.C.
      (b)   One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as investment adviser to various managed accounts
      (d)   Delaware limited liability company
      (e)   Managing Members: Thomas F. Steyer, Senior Managing Member;
            Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F.
            Duhamel, Jason M. Fish, Andrew B. Fremder, Richard B. Fried,
            William F. Mellin, Stephen L. Millham and Meridee A. Moore,
            Managing Members.

2.    (a)   Farallon Partners, L.L.C.
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Serves as general partner to investment partnerships
      (d)   Delaware limited liability company
      (e)   Managing Members:  Thomas F. Steyer, Senior Managing Member;
            Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F.
            Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder,
            Richard B. Fried, William F. Mellin, Stephen L. Millham and
            Meridee A. Moore, Managing Members.

3.    (a)   Enrique H. Boilini
      (b)   c/o Farallon Capital Management, L.L.C.
            75 Holly Hill Lane
            Greenwich, Connecticut  06830
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   Argentinean Citizen

4.    (a)   David I. Cohen
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   South African Citizen

                               Page 34 of 44 Pages

5.    (a)   Joseph F. Downes
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

6.    (a)   William F. Duhamel
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

7.    (a)   Fleur E. Fairman
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.
      (d)   United States Citizen

8.    (a)   Jason M. Fish
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

9.    (a)   Andrew B. Fremder
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

10.   (a)   Richard B. Fried
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

                               Page 35 of 44 Pages

11.   (a)   William F. Mellin
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

12.   (a)   Stephen L. Millham
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

13.   (a)   Meridee A. Moore
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Managing Member of Farallon Partners, L.L.C.; Managing Member of
            Farallon Capital Management, L.L.C.
      (d)   United States Citizen

14.   (a)   Thomas F. Steyer
      (b)   c/o Farallon Capital Management, L.L.C.
            One Maritime Plaza, Suite 1325
            San Francisco, California  94111
      (c)   Senior Managing Member of Farallon Partners, L.L.C.; Senior Managing
            Member of Farallon Capital Management, L.L.C.
      (d)   United States Citizen

                               Page 36 of 44 Pages

                                   SCHEDULE A

                         FARALLON CAPITAL PARTNERS, L.P.


                                 NO. OF UNITS
                          (AND CORRESPONDING SHARES)
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (4)
                                                  (including commission)

        02/09/99                   4,700 (P)               $8.68
        02/10/99                  40,700 (P)               $8.50
        02/16/99                     900 (P)               $8.66

-----------
      4 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                               Page 37 of 44 Pages

                                   SCHEDULE B

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.


                                 NO. OF UNITS
                          (AND CORRESPONDING SHARES)
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (5)
                                                  (including commission)

        02/09/99                   5,100 (P)               $8.68
        02/10/99                  40,700 (P)               $8.50
        02/16/99                   1,000 (P)               $8.66

-----------
      5 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                               Page 38 of 44 Pages

                                   SCHEDULE C

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.


                                 NO. OF UNITS
                          (AND CORRESPONDING SHARES)
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (6)
                                                  (including commission)

        02/09/99                     900 (P)               $8.68
        02/10/99                   7,400 (P)               $8.50
        02/16/99                     200 (P)               $8.66

-----------
      6 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                               Page 39 of 44 Pages

                                   SCHEDULE D

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.


                                 NO. OF UNITS
                          (AND CORRESPONDING SHARES)
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (7)
                                                  (including commission)

        02/09/99                   1,200 (P)               $8.68
        02/10/99                   9,300 (P)               $8.50
        02/16/99                     300 (P)               $8.66

-----------
      7 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                               Page 40 of 44 Pages

                                   SCHEDULE E

                             TINICUM PARTNERS, L.P.


                                 NO. OF UNITS
                          (AND CORRESPONDING SHARES)
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (8)
                                                  (including commission)

        02/09/99                     500 (P)               $8.68
        02/10/99                   3,700 (P)               $8.50
        02/16/99                     100 (P)               $8.66

-----------
      8 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                               Page 41 of 44 Pages

                                   SCHEDULE F

                       FARALLON CAPITAL MANAGEMENT, L.L.C.


                                 NO. OF UNITS
                          (AND CORRESPONDING SHARES)
                                 PURCHASED (P)            PRICE
       TRADE DATE                 OR SOLD (S)            PER UNIT (9)
                                                  (including commission)

        02/09/99                   9,000 (P)               $8.68
        02/10/99                  70,100 (P)               $8.50
        02/16/99                   1,600 (P)               $8.66

        02/09/99                     200 (P)               $8.68
        02/10/99                   1,900 (P)               $8.50
        02/16/99                     100 (P)               $8.65

        02/09/99                     200 (P)               $8.68
        02/10/99                   1,900 (P)               $8.50
        02/16/99                     100 (P)               $8.66

        02/09/99                   1,200 (P)               $8.68
        02/10/99                   9,300 (P)               $8.50
        02/16/99                     200 (P)               $8.66

-----------
      9 As the Shares currently trade as part of the Units, the reported price is a per Unit price. For purposes of the Schedule 13D, the price attributes all of the Unit price to the related Share.

                               Page 42 of 44 Pages

                           Exhibit Index

         Exhibit 1         Joint  Acquisition   Statement   Pursuant  to  Rule
                           13D-(f)(1)

                               Page 43 of 44 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(f)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: February 17, 1999


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON PARTNERS, L.L.C.,
                        on its own behalf and as General Partner of
                        FARALLON CAPITAL PARTNERS, L.P.,
                        FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., And TINICUM PARTNERS, L.P.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        FARALLON CAPITAL MANAGEMENT, L.L.C.,
                        By Thomas F. Steyer,
                        Senior Managing Member


                        /s/ Thomas F. Steyer
                        ----------------------------------------
                        Thomas F. Steyer, individually and as attorney-in-fact for each of Enrique H. Boilini, David I. Cohen, Joseph F. Downes, William F. Duhamel, Fleur E. Fairman, Jason M. Fish, Andrew B. Fremder, Richard B. Fried, William F. Mellin, Stephen L. Millham,
                        and Meridee A. Moore.

                               Page 44 of 44 Pages